Exhibit 99.2

Contact:
Lara L. Mahoney
(440) 329-6393

GENERAL JAMES L. JONES, FORMER U.S. NATIONAL SECURITY ADVISOR, REJOINS INVACARE BOARD

Elyria, Ohio – (November 23, 2010) – Invacare Corporation (NYSE: IVC) today announced that General James L. Jones, United States Marine Corps (ret.), who recently retired as National Security Advisor to United States President Barack Obama, will rejoin the Company’s Board of Directors effective December 1, 2010. General Jones had been an independent member of Invacare’s board from March 2007 – January 2009, stepping down when he was asked to take the position as National Security Advisor. General Jones will be a resourceful advisor in the future strategic direction of Invacare’s management, sales, marketing and sourcing plans on both a domestic and international front.

“As Invacare continues to increase its focus on global sourcing and sales, it will benefit greatly from General Jones’ extensive international experience and from the leadership qualities he exhibited as the United States National Security Advisor,” said A. Malachi Mixon, III, Chairman of Invacare Corporation.  “We are honored that General Jones has agreed to rejoin Invacare’s board of directors as an independent member.”

General Jones’ appointment will fill the vacancy created by the resignation of John Kasich from Invacare’s board earlier in November. Kasich resigned from the board after his election as the Governor of the State of Ohio

Prior to joining President Obama’s administration as National Security Advisor, General Jones had retired as Supreme Allied Commander of NATO (North Atlantic Treaty Organization) and Commander of the United States European Command.  From July 1999 to January 2003, General Jones was the 32nd Commandant of the United States Marine Corps.  He has a Bachelor of Science degree and an Honorary Doctorate from Georgetown University.

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 6,300 associates and markets its products in 80 countries around the world.  For more information about the company and its products, visit Invacare’s website at www.invacare.com.

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